Exhibit 99.1

International Textile Group
804 Green Valley Road
Greensboro, NC 27408
Contact: Delores Sides (336) 379-2903

International Textile Group, Inc. Enters Commercial and
Marketing Partnership with OCM India Limited

September 12, 2007, Greensboro, NC – International Textile Group, Inc. (ITG)(OTCBB: ITNX) announced today that its Burlington WorldWide (BWW) division has entered into a marketing and commercial partnership with OCM India Limited (OCM). OCM is a leading Indian manufacturing company of worsted wool fabrics located in Amritsar India. Like ITG, OCM is majority-owned by W.L. Ross & Co. LLC of New York, N.Y.

Under the agreement, BWW will provide technical and manufacturing support to OCM in the development of advanced manufacturing processes and operations and the development of new wool fabrics with opportunities to promote and use fabric technologies developed by BWW. BWW will develop and operate an export program for the sale of OCM products to the U.S., European and Asian markets. OCM will be licensed to produce and sell enhanced wool fabrics under the BURLINGTON® brand name to the domestic Indian market.

Wilbur L. Ross, Jr., Chairman of ITG, said, “This is a tremendous opportunity to expand ITG’s footprint into the growing Indian market and provide an additional supply chain of products for the U.S. and European markets. BWW is the North American leader in worsted wool products and its expertise in wool manufacturing and new fabric development will further OCM’s operations and breadth of product to grow a global wool platform for both companies.”

“OCM is a trusted Indian brand for worsted suitings. This alliance can contribute immensely in lending it an international edge. The technological capabilities and global experience of Burlington Worldwide coupled with OCM’s core strengths will enhance the aspirational value of the brand and its products,” said Rajeev Surana,CEO of OCM India Limited.

Burlington WorldWide and OCM will participate in Texworld 2007 in Paris, September 17 – 20. They will exhibit in Hall #1, Booth M-49.

International Textile Group Inc., majority owned by WL Ross & Co, isa global, diversified textile manufacturer with annual revenues in excess of $1.0 billion. ITG was formed by WL Ross in 2004 and operates in five primary business segments: Automotive Safety, Apparel Fabrics (Cone Denim and Burlington WorldWide), Government Uniform Fabrics, Interior Furnishings and Commission Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

OCM, established over 80 years ago and acquired by WL Ross & Co. in February 2007, is one of the leading worsted textile mills strategically located in Punjab, the centre of prime north Indian market. A vertically integrated mill with an annual capacity of 8.4 million meters, it has a product range from fine pure wool suitings to polyester wool and various wool blended combinations with silk, cashmere, mohair, camel hair etc. OCM is well established and trusted

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brand with pan India presence and is particularly known for its exquisite range of tweeds, jacketing and fancies. It is the first worsted textile mill in India to get ISO: 9001 certification.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, as well as the facts or assumptions underlying these statements, and may involve a number of risks and uncertainties. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

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